EXHIBIT 99.2

Kingold Jewelry Announces Appointment
and Resignation of Directors to its Board of Directors

WUHAN, China, February 3, 2011 /PRNewswire/ -- Kingold Jewelry, Inc. (Nasdaq: KGJI) ("Kingold"), a leading professional designer and manufacturer of 24 Karat gold jewelry and ornaments in the People's Republic of China ("China"), today announces that H. David Sherman, an expert on developing and using financial and non-financial measures to evaluate and manage performance with over 25 years of expertise in academia and business, has joined the Kingold’s Board of Directors.

Professor Sherman replaces Dr. Vince Orza who resigned as a director as of January 28, 2011. Dr. Orza resigned from the Board due to a disagreement over Kingold’s equity offering which he did not support at the $3.19 per share offering price. He felt that Kingold was undervalued at such price.  Kingold’s previously announced US$22.9 million equity offering closed on January 13, 2011.

Professor Sherman's research has long focused on financial reporting, performance measurement/management, and financial literacy issues facing corporate management and Boards of Directors in global businesses. He also actively studies methods to improve productivity in health care, financial services, and other service organizations. His current research focuses on International Financial Reporting Standards (IFRS) impact on managers and investors and Audit committee responsibilities beyond compliance. He is also studying governance issues related to Chinese entrepreneurial businesses that have equities traded on US markets, identifying the paths that increase their likelihood of achieving founder and investor goals. Professor Sherman teaches at Northeastern University executive and MBA courses in accounting, control, and global financial statement analysis with a focus on contemporary and international shareholder reporting and financial statement analysis, and financial management of high technology, medical technology, financial services, health care, and nonprofits.

“Professor Sherman is one of the most influential people addressing the financial literacy issues facing corporate management and boards of directors today,” said Zhihong Jia, Chairman and Chief Executive Officer of Kingold Jewelry, Inc. “By appointing him to our Board of Directors, we are adding an individual who understands the unique aspects of  issues facing global businesses and overcoming those issues, and shares our appreciation of how to navigate the rapidly evolving business landscape in China.”

“Kingold’s momentum has been impressive and it definitely caught my attention,” said H. David Sherman. “I’m enthusiastic about the business and look forward to working closely with my fellow board members, Chairman Jia and his management team to help Kingold to maximize its great potential and future success.”

Professor Sherman has been a professor at Northeastern University since 1985, specializing in, among other areas, financial and management accounting, global financial statement analysis and contemporary accounting issues. His research areas include financial literacy, shareholder reporting and corporate governance; management and financial accounting in high technology, multinationals, financial service and health care organizations; financing and managing new ventures; service business productivity and Data Envelopment Analysis (DEA); and mergers and acquisition performance measurement.

In addition to the Kingold Board of Directors, he is also a director and chair of the audit committee of China HGS Real Estate Inc. (NASDAQ: HGSH), a company engaged in real estate development, primarily in the construction and sale of residential apartments, car parks and commercial properties in mainland China since January 2010.  Professor Sherman was a director and chair of the audit committee of China Growth Alliance, Ltd., a business acquisition company formed to acquire an operating business in China from 2007 through 2008.

He was previously on the faculty of the Sloan School of Management at Massachusetts Institute of Technology (MIT) and also, among other academic appointments, held an adjunct professorship at Tufts Medical School as part of the MD/MBA joint degree program. From 2004 – 2005, he was an Academic Fellow at the U.S. Securities and Exchange Commission in the Division of Corporate Finance’s Office of Chief Accountant and in 2006 was one of three finalists for a board position with the Financial Accounting Standards Board (FASB). In addition to his academic achievements, Professor Sherman is an accomplished speaker, author and consultant, and has also served as a board member or advisor to both private and publicly-traded companies. Professor Sherman received his A.B. in Economics from Brandeis University and both an MBA and doctoral degrees from Harvard Business School. He is a Certified Public Accountant and previously practiced with Coopers & Lybrand.

About Kingold Jewelry, Inc.

Kingold is a U.S. publicly traded company and a China-based designer and manufacturer of 24 Karat gold jewelry and Chinese ornaments. Kingold is one of the leading designers, manufacturers and retailers of 24 Karat gold jewelry and Chinese ornaments in China. For more information about Kingold, please visit http://www.kingoldjewelry.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. In addition, please refer to the risk factors contained in Kingold's SEC filings available at www.sec.gov, including Kingold's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Kingold undertakes no obligation to update or revise any forward-looking statements for any reason.

For further information, please contact:

Bin Liu, CFO of Kingold Jewelry at +86-27-6569-4977 (China)

SOURCE Kingold Jewelry, Inc.